MEMBERS LIFE INSURANCE COMPANY

SUPPLEMENT DATED SEPTEMBER 9, 2024 TO

TRUSTAGE™ ZONE INCOME ANNUITY

PROSPECTUS DATED MAY 1, 2024

This supplement updates the prospectus for the single premium deferred modified guaranteed index annuity contract listed above and contains information that you should read and maintain for future reference.

Effective September 9, 2024 in the Appendix B: State Variations of Certain Features and Benefits Chart, the states of California, Maryland and Virginia are deleted and replaced with the following:

California

All references to “Allocation Options”

See “Owner” under “Getting Started – The Accumulation Period”

See “Right to Examine” under “Getting Started – The Accumulation Period”

See “Waiver of Surrender Charges” under “Access to Your Money”

The Declared Rate Account is available as an Allocation Option only for Contracts issued on or after September 25, 2024.

The Owner has the right to assign the Contract.

If the Purchase Payment exceeds the Contract Value, the refund will be your Purchase Payment less withdrawals if your age as of the Contract Issue Date is at least 60 years old.

If your age as of the Contract Issue Date is at least 60 years old, you must return your Contract within 30 days of receipt.

“Nursing Home or Hospital” is replaced with “Facility Care, Home Care, or Community-Based Services”. There is no minimum confinement period to utilize this waiver. The Facility Care or Home Care and Terminal Illness waivers apply to full surrenders only, not partial withdrawals.

Maryland	All references to “Allocation Options” See “Right to Examine” under “Getting Started – The Accumulation Period”

The Declared Rate Account is available as an Allocation Option only for Contracts issued on or before May 10, 2024 or on or after September 25, 2024.

If the Purchase Payment exceeds the Contract Value, the refund will be your Purchase Payment less withdrawals if the source of your Purchase Payment was new money, not a replacement. As of September 25, 2024 the minimum issue age is 49.

Virginia	All references to “Allocation Options” See “Waiver of Surrender Charges” under “Access to Your Money”

The Declared Rate Account is available as an Allocation Option only for Contracts issued on or before May 10, 2024 or on or after September 25, 2024.

“Terminal Illness” is replaced with “Terminal Condition”

If you have any questions, please call us at 1-800-798-5500 or write us at 2000 Heritage Way, Waverly, Iowa 50677.